Filed Pursuant to Rule 424(b)(3)
Registration No. 333-277091

Equitable Financial Life Insurance Company

Supplement dated June 27, 2024 to the Structured Capital Strategies PLUS® 21 Prospectus

For New York Contracts Only

This Supplement modifies certain information in the above-referenced Prospectus (the “Prospectus”) offered by Equitable Financial Life Insurance Company (“Equitable”). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. This Supplement incorporates the Prospectus by reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center at 877-899-3743.

Effective on or about August 19, 2024, subject to all necessary regulatory and other approvals (the “Effective Date”):

1.	The following chart lists the current Segment Types for contracts issued in New York:

Segment Option	Segment Duration	Segment Buffers	Minimum Performance Cap Rates	Indices Available
Standard	6 year	-10%; -15%; -20%; -30%	30%; 27%; 24%; 18%	S&P 500 Price Return; Russell 2000® Price Return; MSCI EAFE Price Return; NASDAQ-100 Price Return
Standard	1 year	-10%; -15%; -20%; -30%	5%; 4.5%; 4%; 3%	S&P 500 Price Return; Russell 2000® Price Return; MSCI EAFE Price Return; NASDAQ-100 Price Return; MSCI Emerging Markets Price Return*; EURO STOXX 50® Price Return*
DualDirection	6 year	-10%; -15%; -20%	30%; 27%; 24%	S&P 500 Price Return; Russell 2000® Price Return; MSCI EAFE Price Return; NASDAQ-100 Price Return
DualDirection	1 year	-10%; -15%; -20%	5%; 4.5%; 4%	S&P 500 Price Return; Russell 2000® Price Return; MSCI EAFE Price Return; NASDAQ-100 Price Return
AnnualLock	6 year	-10%	5%	S&P 500 Price Return; Russell 2000® Price Return; MSCI EAFE Price Return; NASDAQ-100 Price Return
StepUp	6 year	-10%	30%	S&P 500 Price Return; Russell 2000® Price Return; MSCI EAFE Price Return; NASDAQ-100 Price Return
StepUp	1 year	-10%; -15%	5%; 4.5%	S&P 500 Price Return; Russell 2000® Price Return; MSCI EAFE Price Return; NASDAQ-100 Price Return
EnhancedUpside	6 year	-10%; -15%	30%; 27%	S&P 500 Price Return
EnhancedUpside	1 year**	-10%	5%	S&P 500 Price Return
DualStep Up	1 year	-10%; -15%; -20%	5%; 4.5%; 4%	S&P 500 Price Return; Russell 2000® Price Return; MSCI EAFE Price Return; NASDAQ-100 Price Return

*	Only available with -10% Segment Buffer and -15% Segment Buffer
**	Only available with 125% Enhanced Upside Rate

2.	The Return of Premium Death Benefit is currently unavailable for new contracts issued in New York.

3.

The Cap Rate Hold applies to all amounts invested in Segments on or before the Segment Start Date that is on or immediately following 60 days after the application received date for new contracts issued in New York with an application signed date on or after the Effective Date.

Cat #800147 (06/24)
SCS PLUS 21/In Force/New Biz	#841870